EXHIBIT 4.1
                                                Effective October 1, 1997


                STANDEX INTERNATIONAL CORPORATION

                  EMPLOYEE STOCK PURCHASE PLAN



1.  Purpose.

     This Plan affords certain employees of Standex
     International Corporation (the "Company") and its wholly-owned subsidiaries ("Subsidiaries") an opportunity to obtain shares of the Common Stock of the Company on a favorable basis.

2.   Stock Subject to Plan.

     The stock to be offered under this Plan will be shares of the Common Stock of the Company, par value $1.50 per share, ("Standex stock") and may include authorized but unissued shares or treasury shares. Subject to adjustment as provided in Section 12, the aggregate amount of stock which may be purchased under this Plan shall not exceed 400,000 shares of Standex stock (as presently constituted).

3.   Employees Eligible to Participate.

     An employee shall become eligible to participate in this Plan as of the first day of any calendar quarter after he/she becomes employed by the Company or any of its Subsidiaries if the employee is employed within the United States and is compensated in U.S. currency. Non-employee directors of the Company and employees, (i) whose customary employment is for twenty hours or less per week, (ii) who are customarily employed for not more than five months in any calendar year or (iii) who own 5% or more of the voting stock of the Company, are not eligible. All eligible employees shall enjoy equal rights and privileges under this Plan.

4.  Grant of Option to Purchase.

     Each eligible employee ("Participant") is granted, on the first business day of each quarter (the "Grant Date"), an option to purchase, on the last business day of each quarter (the "Purchase Date"), such number of shares (including fractional shares) of Standex stock as may be purchased by the aggregate amount deducted from his/her compensation during said quarter at a price equal to the lesser of:

     (a)  85% of the opening price on the Grant Date; or

     (b)  85% of the closing price on the Purchase Date.

     The opening and closing prices shall be determined by reference to the opening and closing prices on the principal national securities exchange on which Standex stock is listed for trading. A business day shall be defined as a day on which the national securities exchanges are open for trading.

5.   Participation

     Each Participant may participate in the Plan at the beginning of any calendar quarter by completing and forwarding a "Payroll Deduction Authorization Form For Purchase of Standex International Stock" to his/her appropriate payroll location before the commencement of the quarter. The form will authorize regular payroll deductions from the Participant's compensation to commence at the beginning of the calendar quarter specified in the form. The Company will maintain payroll deduction accounts for all Participants.

     The amount deducted must be at least $5.00 per week for employees paid on a weekly basis and $20.00 per month for employees paid on any other basis. In addition, the amount deducted may not exceed the higher of:

          (a) 10% of the "Compensation" (as defined below) received by the Participant from the Company in the prior calendar year divided by either 52 (for employees paid on a weekly basis) or 24 (for employees paid on a semi-monthly basis); or

         (b) 10% of the Participant's current annual base salary, if any, divided by either 52 or 24, as appropriate,

     provided, however, that the amount deducted shall not exceed $144.23 per week (for employees paid on a weekly basis) or $312.50 per pay period (for employees paid on a semi-monthly basis).

     "Compensation" shall mean base salary and/or net commissions paid by the Company plus any bonus amounts paid by the Company but excluding any amounts received from the Profit Improvement Participation Shares Plan.

     A Participant may increase or decrease his/her payroll deduction once every three months by filing a new Payroll
     Deduction Authorization Form. The change may not be effective sooner than the next pay period after the receipt of the Form.

     A Participant may terminate his/her participation in the Plan at any time but may not re-enter the Plan until the commencement of the calendar quarter following the expiration of three months from his/her last termination of participation.

     Participation in the Plan shall be wholly voluntary. No employee may purchase shares under the Plan to the extent such purchase would result in the ownership by him/her of more than 5% of the voting stock of the Company. For the purposes of the preceding sentence, the rules of Section 424(d) of the Internal Revenue Code of 1986, as amended, (the "Code") shall apply in determining the stock ownership of an individual and stock which the Participant may purchase under outstanding options shall be treated as stock owned by the Participant.


 6. Purchase of Shares.

    So long as a Participant maintains his/her participation in the Plan, the number of shares computed under Sections 4 and 5 will automatically be purchased on the Purchase Date and shares will be issued to the Participant after the 15th day of the following month will be held in book entry form at the transfer agent of the Company. The number of shares purchased shall be shown on a statement issued to the Participant after the 15th day of the month following the Purchase Date. Certificates will not be issued unless the Participant specifically so requests in writing to the transfer agent of the Company. Upon receipt of such request, certificates shall be in whole shares.

     All purchases of Standex stock under this Plan must be made by payroll deductions only.

7.   Designation of Accounts..

     Accounts may be designated in the name of the Participant or, if he/she so indicates on the Payroll Deduction Authorization Form, in the Participant's name jointly with a member of his/her family (who is not a minor) with right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such a joint tenancy, may have their account designated in his/her name as tenant in common with a member of his/her family, without right of survivorship.

8.   Rights as a Stockholder.

     The rights and privileges of a stockholder of the Company shall exist with respect to the shares purchased under this Plan when a statement has been issued evidencing the shares purchased for the Participant.

9.  Rights on Retirement, Death, Termination of Employment or
     Termination of Participation.

     In the event of a Participant's retirement, death, termination of employment or termination of participation during a calendar quarter, any withholdings made from the Participant's pay during the current quarter shall be either used to purchase shares under the Plan at the end of that quarter or, if the Participant so requests prior to the end of that quarter, refunded to the Participant.

     In the case of retirement, death or termination of employment, a certificate will then be issued for all whole shares in book entry form totaling 100 or more and a check will be issued for any fractional shares remaining in the Participant's account. If, in any such case, the total shares in book entry form are less than 100, the transfer agent of the Company will sell the shares in the account as soon as practicable upon receiving notice from the Company that the Participant retired, died or terminated employment.

     In the case of a termination of participation by a Participant who will continue as an employee of the Company or one of its wholly-owned subsidiaries, the book entry account of such Participant will be maintained.


10. Rights Not Transferable.

     Rights under this Plan are not transferable by a Participant other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code (26 U. S. C. Section 1 et. seq.) or Title I of the Employment Retirement Income Security Act or rules thereunder and are exerciseable during his/her lifetime only by the Participant.

11.  Application of Funds.

     All funds received or held by the Company under this Plan may be used for any corporate purpose.

12.  Adjustment in Case of Changes Affecting Standex Stock.

     If the outstanding shares of Standex stock are changed by reason of a recapitalization or reclassification or if there shall be a stock split, stock dividend, subdivision or combination affecting the Standex stock, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares subject to this Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised options which shall have been granted prior to any such change shall likewise be made. Adjustments under this Section 12 shall be made by the Board of Directors of the Company, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.


13. Administration.

     The Salary and Employee Benefits Committee of the Board of Directors of the Company (the "Committee") which shall be made up of two or more directors each of whom is a disinterested person as that term is defined in Section 16b-
     (3)(c)(2)(i) of the Securities Exchange Act of 1934 (the "1934 Act"), may from time to time impose, amend or repeal such regulations, not inconsistent herewith, as it may deem necessary for the proper administration of the Plan. However, such regulations shall neither permit nor deny participation in the Plan contrary to the requirements of the Code (including, but not limited to, Section 423(b)(3), (4) and (8) thereof) and regulations promulgated thereunder.

14.  Amendment of the Plan.

     Either the Board of Directors of the Company or the Committee may at any time, or from time to time, amend this Plan in any respect, except that, without the approval of a majority of the shares of stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made

     (a) increasing the aggregate number of shares which may be issued under this Plan (other than as provided in Section 12); or

    (b) changing the class of employees eligible to receive options under this Plan.

15.  Effective Date of Plan.

     This Plan shall take effect October 1, 1997, provided that it is approved by the holders of a majority of the shares of the Common Stock of the Company present, in person or by proxy, and entitled to vote at the Annual Meeting of Stockholders within the 12 months following that date.

16.  Termination of the Plan

     This Plan and all rights of employees under any offering hereunder shall terminate:

     (a) on the day that Participants become entitled to purchase a number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares entitled to be purchased is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as they deem fair; or

     (b)  at any time, at the discretion of the Committee.

     Upon termination of this Plan, all amounts in the accounts of Participants, to the extent not used to purchase shares under the Plan, shall be promptly refunded.

17.  Leaves of Absence

     If a Participant ceases to receive compensation because of an authorized leave of absence, sick leave, military service or layoff or if a Participant becomes temporarily ineligible because of a change of employment status, the payroll deductions under this Plan will be automatically suspended. Such payroll deductions will only be re-established after the individual returns to full employment status.

18.  Government Regulations.

     The Company's obligation to sell and deliver Standex stock under this Plan is subject to compliance with any governmental law, regulation or other requirement in connection with the authorization, issuance or sale of such stock.


19.  Limitation Required by the Code.

     No Participant shall be permitted to purchase shares of Standex stock under all stock purchase plans of the Company, its parents or subsidiaries, at a rate which exceeds $25,000 of fair market value of such shares (determined as of the Grant Date) in any calendar year.

20.  Application of Section 16 of the 1934 Act.

     With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.